EXHIBIT 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8, filed with the Securities and Exchange Commission on or about December 1, 2005, relating to the Speedemissions, Inc. 2005 Omnibus Stock Grant and Option Plan, of our report dated March 21, 2005 relating to the December 31, 2004 consolidated financial statements of Speedemissions, Inc. included in its Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission on April 15, 2005.

/s/ Tauber & Balser, P. C.

Atlanta, Georgia
December 1, 2005